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Exhibit 99.3   Press Release



PRESS RELEASE
February 27, 1998           For further information contact:
                            David M. Bradley
                            Chairman, President & Chief Executive Officer
                            North Central Bancshares, Inc.
                            825 Central Avenue
                            Fort Dodge, Iowa 50501
                            515-576-7531


               NORTH CENTRAL BANCSHARES, INC. DECLARES DIVIDEND

David M. Bradley, Chairman, President and Chief Executive Officer of North Central Bancshares, Inc. (the "Company") announced on February 27, 1998 that the Company declared a regular quarterly cash dividend of $.08 per share on the Company's common stock for the fiscal quarter ended March 31, 1998. This amount is an increase of 28% compared to the previous dividend rate. The dividend will be payable to all stockholders of record as of March 16, 1998 and will be paid on April 6, 1998.

The Company's common stock trades on the Nasdaq Stock Market under the symbol "FFFD". The Company's wholly owned subsidiary, First Federal Savings Bank of Fort Dodge, is a federally chartered savings bank headquartered in Fort Dodge, Iowa.